UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2006

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2909 Daimler Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Adoption of 2006 Profit Sharing and Bonus Plan

On April 12, 2006, the Board of Directors of SRS Labs, Inc. (the “Company”) adopted the SRS Labs, Inc. 2006 Profit Sharing and Bonus Plan (the “2006 Bonus Plan”) relating to the fiscal year ending December 31, 2006. Under the 2006 Bonus Plan, the Company’s executive officers (including the named executive officers), other management personnel and other eligible employees will be entitled to quarterly and annual cash bonuses if pre-established levels of performance under designated criteria are met or exceeded for the applicable quarters and the fiscal year. The financial performance goals are based on the Company’s attainment a certain level of net income, defined under the 2006 Bonus Plan to exclude Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) 123(R), Share-Based Payment (“SFAS 123”) charges.

Under the 2006 Bonus Plan, the Company will establish a quarterly bonus pool for each of the first three fiscal quarters ranging from zero to 8% of the Company’s net income for the quarter, depending on the level of the Company’s net income for the applicable quarter. The quarterly bonus pools will be allocated as follows: (i) 42.5% of each quarterly bonus pool to the Company’s executive officers and other senior management personnel (the “Executive Staff”), which will be distributed to members of the Executive Staff based on the performance and achievements of such participants as determined by the Board of Directors with respect to the Chief Executive Officer, after taking into consideration the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), and as determined by the Compensation Committee with respect to all other members of the Executive Staff, after taking into consideration the recommendation of the Chief Executive Officer; (ii) 50% of each quarterly bonus pool to the Company’s remaining employees, which will be allocated among such employees as recommended by group consensus of the senior executive team based upon employee performance and achievements during the period and subsequently approved by the Company’s Chairman and Chief Executive Officer; and (iii) 7.5% of each quarterly bonus pool to a discretionary bonus pool, which will be allocated at the discretion of the Company’s Chief Executive Officer.

In addition, the 2006 Bonus Plan provides that the Company will establish an annual bonus pool ranging from zero to 15% of the Company’s net income for the fourth quarter, plus zero to 3% of the Company’s net income for each of the first three quarters, depending on the level of the Company’s net income for the year. The annual bonus pools will be allocated as follows: (i) 42.5% of the annual bonus pool to the Executive Staff, which will be distributed to members of the Executive Staff based on the performance and achievements of such participants as determined by the Board of Directors with respect to the Chief Executive Officer, after taking into consideration the recommendation of the Compensation Committee, and as determined by the Compensation Committee with respect to all other members of the Executive Staff, after taking into consideration the recommendation of the Chief Executive Officer; (ii) 50% of the annual bonus pool to the Company’s remaining employees, which will be allocated among such employees as recommended by group consensus of the senior executive team based upon employee performance and achievements during the period and subsequently approved by the Company’s Chairman and Chief Executive Officer; and (iii) 7.5% of the annual bonus to a discretionary bonus pool, which will be allocated at the discretion of the Company’s Chief Executive Officer.

Under the 2006 Bonus Plan, the Company will also make quarterly profit-sharing payments to all of the Company’s eligible employees. For each fiscal quarter, the Company will allocate 5% of the Company’s net income (also defined to exclude SFAS 123 charges) for the quarter for profit sharing payments, which will be allocated among eligible employees according to each participant’s base salary.

The obligations of the 2006 Bonus Plan shall be binding on any employer that acquires, through stock purchase or merger, or through an asset purchase, or otherwise, part or all the assets of the Company following a change of control, as defined under the 2006 Bonus Plan.

The above-referenced description of the 2006 Bonus Plan is qualified in its entirety by reference to the copy of the 2006 Bonus Plan which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

Exhibit No.	Description

99.1	SRS Labs, Inc. 2006 Profit Sharing and Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: April 18, 2006
	By:	/s/	Ulrich Gottschling
Ulrich Gottschling
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	SRS Labs, Inc. 2006 Profit Sharing and Bonus Plan.